Exhibit 99.1

CohBar Reports Third Quarter 2019 Financial Results and Business Update

Company to host conference call and webcast today, November 6th, at 5:00 p.m. ET

Menlo Park, California – November 6, 2019 - CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company developing mitochondria based therapeutics (MBTs) to treat age-related diseases and extend healthy lifespan, today reported its financial results for the third quarter ended September 30, 2019.

“Our recently announced completion of Phase 1a and the start of recruitment for Phase 1b of our CB4211 clinical study is a key step in the examination of the tolerability and pharmacokinetics of CB4211, and a significant milestone for the first clinical study of a mitochondria based therapeutic in humans,” said Steven Engle, Chief Executive Officer. “In parallel, we continued to move our preclinical programs forward by evaluating novel peptides in new animal studies of fibrotic diseases, cancer, and type 2 diabetes. We believe that CB4211 is the first of a number of candidates that our mitochondria-based technology platform will identify for advancement into the clinic.”

Business Highlights

●	Completed CB4211 Phase 1a and intiated Phase 1b patient recruitment: CohBar recently completed the Phase 1a stage of the Phase 1a/1b clinical trial. Patient recruitment has started for the Phase 1b stage that includes an evaluation of biological activity relevant to nonalcoholic steatohepatitis (NASH) and obesity. Results from both stages of the study are anticipated in mid-2020.

●	Advanced peptides targeting cancer and fibrotic diseases: The company initiated additional preclinical studies evaluating novel peptides in animal models of fibrotic diseases, cancer, and type 2 diabetes. Preliminary evidence of anti-fibrotic activity was previously observed in an animal model of idiopathic pulmonary fibrosis. Fibrotic disease is a major unmet medical need contributing to approximately one-third of deaths worldwide. Previous preliminary in vitro data demonstrated the potential for CohBar peptides to enhance the killing of cancer cells by human immune cells. The market for cancer immunotherapy is projected to grow significantly to over $100 billion by 2023.

●	Expanded Board of Directors: Biotech veteran Misha Petkevich joined the CohBar board of directors in October. Mr. Petkevich brings to the company more than three decades of financial and investment experience with life sciences companies in senior managment roles at V2M Capital, Robertson Stephens & Co. and Hambrecht & Quist.

●	Presented at the Cantor Healthcare Conference and BIO Investor Forum: CohBar CEO Steven Engle presented and met with investors at the Cantor conference in New York, which featured more than 200 innovative public and private companies and a large audience of healthcare focused investors. A recording of the presentation is available at www.cohbar.com. He also presented at the BIO Investor Forum in San Francisco, which featured investment trends and opportunities in life sciences with emphasis on emerging public companies.

●	Outreach to analysts and investors: During the quarter, CohBar management introduced the company’s technology and programs to a number of biotechnology analysts. The company also met with biotech focused institutional investors and existing shareholders in New York, Boston, Tel Aviv, London and California.

●	Strengthened patent portfolio: The company received notification of the issuance of patents for MOTS-c in China and for a method of use in treating diabetes in the U.S. Notice of Allowance was also issued by the USPTO for the CohBar trademark.

During the third quarter and more recently, Dr. Pinchas Cohen and Dr. Nir Barzilai continued to be recognized as international leaders in the study of mitochondrial science, aging and age-related diseases:

•	Dr. Cohen delivered a keynote presentation on “Systems Biology of the Mitochondria: Tools for Discovery of Aging Targets” at the International Perspectives on Geroscience, Weizmann Institute, in Rehoboth, Israel, in September 2019. In addition, Dr. Cohen co-authored “Effects of air pollution on mitochondrial function, mitochondrial DNA methylation, and mitochondrial peptide expression,” published in Mitochondrion, and “Metabolomic profile of diet-induced obesity mice in response to humanin and small humanin-like peptide 2 treatment,” published in Metabolomics. This summer, Dr. Cohen was elected as a fellow of the Gerontological Society of America.

•	Dr. Barzilai delivered opening remarks and a presentation entitled “Improving healthspan of the elderly: Not science fiction anymore,” at the International Geroscience Meeting in Rehoboth, Israel, in September 2019. Dr. Barzilai also delivered presentations on improving healthspan and aging research at the 6th Aging Research, Drug Discovery and AI Forum during the Basel Life Congress, in Basel, Switzerland, in September 2019, at The International European Geroscience Meeting in Madrid, Spain, in September 2019 and was a featured speaker the Metabesity conference in Washington, D.C., in October 2019. In addition, Dr. Barzilai was an honored guest at the Global Leader Symposium in August 2019, in Venice, Italy and at the Milken Institute, as a participant on the Panel on Aging in Washington, D.C. In October 2019, Dr. Barzilai authored an article published in the Journal of Alzheimers Disease entitled “Frailty and Risk of Incident Motoric Cognitive Risk Syndrome” and co-authored the article entitled “A meta-analysis of genome-wide association studies identifies multiple longevity genes,” published in Nature Communications.

Financial Highlights

●	Cash and Investments. CohBar had cash and investments of $14.4 million as of September 30, 2019, compared to $22.2 million as of December 31, 2018. The cash burn for the quarter ended September 30, 2019, was approximately $2.5 million.

●	R&D Expenses. Research and development expenses were $1.9 million for the three months ended September 30, 2019, compared to $3.4 million in the prior year quarter. The decrease was primarily due to lower preclinical, clinical and stock-based compensation costs in the quarter, partially offset by an increase in costs associated with our research programs focused on the continuing development of peptides.

●	G&A Expenses. General and administrative expenses were $1.3 million for the three months ended September 30, 2019, compared to $1.1 million in the prior year quarter. The increase was primarily due to increased investor relations and insurance premium costs and director fees.

●	Net Loss. For the three months ended September 30, 2019, net loss, which included $0.7 million of non-cash expenses, was $3.3 million, or $0.08 per basic and diluted share. For the three months ended September 30, 2018, net loss, which included $1.7 million of non-cash expenses, was $4.6 million, or $0.11 per basic and diluted share.

Third Quarter Investor Call and Slide Presentation:

Date: November 6, 2019

Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (877) 451-6152
-	Dial-in International: (201) 389-0879
-	Conference ID No.: 13694507

Slide Presentation

-	Go to www.webex.com, click on the ‘Join’ button and enter meeting number 920 124 970 and Password CWBR, or
-	Go to www.cohbar.com and click on Q3 2019 Shareholder Presentation at top of homepage.

For individuals participating in the Investor Call and Slide Presentation, please call into the conference audio and log into Webex approximately 10 minutes prior to its start.

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on November 6, 2019, through 11:59 p.m. Eastern Time on November 27, 2019. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 13694507. The audio recording along with the slide presentation will also be available at www.cohbar.com during the same period.

About CB4211

CohBar’s lead clinical program is based on CB4211, a first-in-class mitochondria based therapeutic, that has demonstrated significant therapeutic potential in preclinical models of nonalcoholic steatohepatitis (NASH) and obesity. CB4211 is a novel and improved analog of MOTS-c, a naturally occurring mitochondrial-derived peptide, which has been shown to play a significant role in the regulation of metabolism, and was discovered in 2012 by CohBar founder Dr. Pinchas Cohen and his academic collaborators. In 2018, CB4211 entered a Phase 1a/1b clinical trial which includes an evaluation of biological activity relevant to NASH and obesity. NASH is a chronic and silent disease in its early stages that can progress to more serious disease stages, such as advanced fibrosis, cirrhosis, liver failure or liver cancer. NASH has been estimated to affect as many as 12% of adults in the U.S., and there is no approved treatment for the disease.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics, an emerging class of drugs for the treatment of chronic and age-related diseases. Mitochondria based therapeutics originate from the discovery by CohBar’s founders of a novel group of naturally occurring mitochondrial-derived peptides within the mitochondrial genome which regulate metabolism and cell death, and whose biological activity declines with age. CohBar’s efforts focus on the development of these peptides into therapeutics that offer the potential to address a broad range of age-related diseases, including nonalcoholic steatohepatitis (NASH), obesity, fibrotic diseases, cancer, type 2 diabetes, and cardiovascular and neurodegenerative diseases. The company’s lead compound, CB4211, is in a phase 1a/1b clinical trial that includes an evaluation of biological activity relevant to NASH and obesity. To date, the company and its founders have discovered more than 100 mitochondrial-derived peptides. For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

This news release contains forward-looking statements which are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements including but not limited to statements regarding anticipated outcomes of research and clinical trials for our lead candidate, CB4211, or other mitochondria based therapeutic (MBT) candidates; expectations regarding the future market for any drug we may develop; expectations regarding the growth of MBTs as a significant future class of drug products; and statements regarding anticipated therapeutic properties and potential of our MBTs or the properties, potential and effects of newly-discovered mitochondrial-derived peptides. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, receipt of unfavorable feedback from regulators regarding the safety or tolerability of CB4211 or the possibility of other developments affecting the viability of CB4211 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable than and that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; and our ability to establish and maintain partnerships with corporate and industry partners. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Investor and Media Contact:

Jeff Biunno, CFO

CohBar, Inc.

(650) 446-7888

jeff.biunno@cohbar.com

Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

CohBar, Inc.

Condensed Balance Sheets

	As of
	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash	$1,027,503	$5,722,342
Investments	13,392,274	16,460,426
Prepaid expenses and other current assets	484,355	260,630
Total current assets	14,904,132	22,443,398
Property and equipment, net	435,745	520,740
Intangible assets, net	19,423	20,233
Other assets	60,041	56,793
Total assets	$15,419,341	$23,041,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$377,395	$1,142,735
Accrued liabilities.	653,666	351,813
Accrued payroll and other compensation	164,085	667,661
Total current liabilities	1,195,146	2,162,209
Notes payable, net of debt discount and offering costs of $656,275 and $986,163 as of September 30, 2019 and December 31, 2018, respectively	3,246,225	2,916,337
Total liabilities	4,441,371	5,078,546

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares;
No shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	-	-
Common stock, $0.001 par value, Authorized 75,000,000 shares;
Issued and outstanding 42,861,422 shares as of September 30, 2019 and 42,578,208 as of December 31, 2018	42,861	42,578
Additional paid-in capital	60,211,715	57,868,593
Accumulated deficit	(49,276,606)	(39,948,553)
Total stockholders’ equity	10,977,970	17,962,618
Total liabilities and stockholders’ equity	$15,419,341	$23,041,164

CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,943,746	3,435,509	4,734,020	7,948,951
General and administrative	1,283,721	1,061,709	4,279,223	3,290,113
Total operating expenses	3,227,467	4,497,218	9,013,243	11,239,064
Operating loss	(3,227,467)	(4,497,218)	(9,013,243)	(11,239,064)

Other (expense) income:
Interest income	66,693	72,810	248,586	91,818
Interest expense	(78,690)	(78,691)	(233,508)	(153,307)
Amortization of debt discount and offering costs	(109,963)	(109,943)	(329,888)	(215,187)
Total other (expense) income	(121,960)	(115,824)	(314,810)	(276,676)
Net loss	$(3,349,427)	$(4,613,042)	$(9,328,053)	$(11,515,740)
Basic and diluted net loss per share	$(0.08)	$(0.11)	$(0.22)	$(0.28)
Weighted average common shares outstanding - basic and diluted	42,861,422	42,478,877	42,766,300	40,815,309